Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated September 15, 2008, relating to the financial statements of Mead Johnson Nutritionals (which report expresses an unqualified opinion and includes explanatory paragraphs relating to: (1) the financial statement allocations of expenses from Bristol-Myers Squibb Company and (2) the adoption of new accounting standards in 2007 and 2006) incorporated by reference in the Prospectus included in Registration Statement No. 333-156298.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

February 10, 2009